Exhibit 10.34

Dated 27 September 2005

(1)	UK RELOCATION RECEIVABLES FUNDING LIMITED as Purchaser

(2)	ALBION CAPITAL CORPORATION S.A. as Lender

(3)	THE BANK OF TOKYO-MITSUBISHI, LTD., LONDON BRANCH as Funding Agent, Administrative Agent and Arranger

RECEIVABLES FUNDING AGREEMENT

i

THIS AGREEMENT is dated 27 September 2005 and made between:

(1)	UK RELOCATION RECEIVABLES FUNDING LIMITED, a company incorporated under the laws of England and Wales (the “Purchaser”);

(2)	ALBION CAPITAL CORPORATION S.A., a corporation incorporated under the laws of Luxembourg (the “Lender”); and

(3)	THE BANK OF TOKYO-MITSUBISHI, LTD., LONDON BRANCH, as Funding Agent for the Lender and the Arranger and as security trustee for the Funding Agent, the Lender, the Arranger and the Administrative Agent (the “Funding Agent”) and as Administrative Agent for the Lender (the “Administrative Agent”).

IT IS AGREED that:

1.	DEFINED TERMS; INTERPRETATION AND CONSTRUCTION

Terms defined in the master schedule of definitions, interpretations and construction dated on or about the date of this Agreement and made between, amongst others, the Purchaser, the Lender and the Funding Agent (the “Schedule of Definitions”) but not defined in this Agreement shall have the same meaning in this Agreement as in the Schedule of Definitions. The principles of interpretation set out in Clause 1.4 (Interpretation and construction) of the Schedule of Definitions apply to this Agreement as if fully set out in this Agreement.

2.	ADVANCES AND PAYMENTS

2.1	Advance Facility and Commitments

(a)	Advances

Subject to the terms and conditions of this Agreement, including those set out in Clause 3 (Conditions Precedent), the Lender shall make advances to the Purchaser (each an “Advance”) from time to time on any Permitted Advance Date occurring during the period from the Closing Date to the Termination Date. Subject to the terms of this Agreement and the other Transaction Documents, during the period from the Closing Date to the Termination Date, Advances shall be borrowed, reborrowed and/or repaid in accordance with this Agreement. In respect of each Permitted Advance Date on which the Purchaser remains obligated to pay all or any portion of the Transfer Price for Affected Assets Transferred to it pursuant to the Receivables Transfer Agreement, the Purchaser shall, to the extent it is permitted to do so under this Agreement, deliver a Borrowing Request for an Advance in an amount equal to the lesser of:

(i)	the amount it is at that time entitled to request under this Agreement; and

(ii)	the amount it is obligated to pay to the relevant Seller in respect of the purchase price of such Affected Assets.

(b)	General rules relating to Advances

Notwithstanding any other provision of this Agreement:

(i)	no Advance shall be made on or after the Termination Date;

(ii)	no Advance shall be made by the Lender if, after giving effect to such Advance and the application of the proceeds of such Advance, the Net Advances would exceed the Facility Limit.

(c)	Advance currency

Each Advance made under this Agreement by the Lender from time to time shall be made in Sterling.

(d)	Use of proceeds

(i)	The Purchaser will use the proceeds of each Advance only for the payment of its fees and expenses, the payment of the Transfer Price in respect of Receivables and other Affected Assets Transferred to it pursuant to the Receivables Transfer Agreement, and other purposes in accordance with the Transaction Documents and applicable Law.

(ii)	The Lender shall not be obliged to concern itself with the application of amounts borrowed by the Purchaser hereunder.

(iii)	Each Advance represents a senior secured obligation of the Purchaser owing to the Lender.

2.2	Borrowing procedures

(a)	Notice of borrowing

The Purchaser (or the Servicer on the Purchaser’s behalf) shall request each Advance to be made under this Agreement by delivering (or causing to be delivered) to the Funding Agent by facsimile a Borrowing Request no later than 10:00 a.m. (London time) on the fourth Business Day (or such shorter period as may be agreed between the Parties) prior to the relevant Permitted Advance Date on which such Advance is to be made. Each Borrowing Request shall be subject to Clauses 2.1(b) and 2.2(b) and shall, in accordance with Clause 2.1(a), specify all information required by Schedule 2 (Form of Borrowing Request).

(b)	Amount of Advances

The amount of each Advance funded by the Lender on the date on which an Advance is to be made (when combined with all other Advances to be funded by the Lender on the date of such Advance) shall be at least equal to £500,000 (or such lesser amount approved by the Lender in its sole discretion) or an integral multiple of £100,000 (or such lesser amount approved by the Lender in its sole discretion) in excess of that amount.

(c)	Borrowing Request irrevocable

Each Borrowing Request shall be irrevocable and binding on the Purchaser, and the Purchaser shall indemnify the Lender and the Funding Agent against any loss or expense incurred by the Lender and/or the Funding Agent, either directly or indirectly as a result of any failure by the Purchaser to borrow any Advance, including any loss or expense incurred by the Funding Agent or the Lender, either directly or indirectly by reason of the liquidation or reemployment of funds acquired by the Lender (including funds obtained by issuing commercial paper or promissory notes or obtaining deposits or loans from third parties) in order to fund such Advance.

(d)	Making of Advances

On each date on which an Advance is to be made, the Lender shall (in the event the conditions precedent to the making of that Advance set forth in this Agreement have been satisfied or waived by the Lender) remit the aggregate amount of the Advance to be made on such date to the Purchaser (or to the Servicer unless the Purchaser shall direct otherwise) by wire transfer of same day funds to the account of the Purchaser (or the Servicer, as applicable) specified therefor from time to time by such Person by notice to the Lender.

2.3	Payment of principal of Advances

The Purchaser shall repay the principal amount of the Advances to the Funding Agent for the account of the Lender or as the Lender may otherwise direct:

(a)	on each Settlement Date, to the extent that, absent such repayment after giving effect to any repayments on such Settlement Date, the Net Advances would exceed the Facility Limit; and

(b)	on each Settlement Date after the Termination Date, in an amount equal to the Collections available for such payment in accordance with Clause 4 (Allocation, Deposit and distribution of Collections) of the Servicing Agreement.

2.4	Payment of Interest on Advances

(a)	The Purchaser shall pay Interest to the Lender on the Net Advances from time to time outstanding.

(b)	The Lender shall, at least three Business Days prior to each Reporting Date, notify the Purchaser of the amount of interest payable, and the rate of Interest applicable, in respect of the Net Advances for the Interest Period ending on the day prior to the Settlement Date falling immediately following that Reporting Date. The notice shall be in the form of the notice set out in Schedule 4 (Form of Notice of Interest).

(c)	Accrued Interest shall be paid on each Settlement Date in respect of the Interest Period ending on the day prior to that Settlement Date.

2.5	Payment of fees and other costs and expenses

The Purchaser shall pay, as and when due in accordance with this Agreement, the Mandate Letter or the Servicing Agreement, as the case may be, all fees under this Agreement and under the Mandate Letter, all amounts payable pursuant to Clause 7 (Indemnification; expenses; related matters), if any, and the Servicing Fees.

2.6	Payments; overdue interest

Notwithstanding anything contained in this Agreement or in any other Transaction Document to the contrary, all amounts to be paid or deposited by the Purchaser under this Agreement (or by any Servicer on behalf of the Purchaser pursuant to the Servicing Agreement) shall be paid in a manner such that the amount to be paid or deposited is actually received by the Person to which such amount is to be paid or on behalf of which such amount is to be deposited, in accordance with the terms of this Agreement (and of the Servicing Agreement, as applicable), no later than 11:00 a.m. (local time where such receiving Person is located) on the day when due in immediately available funds. If such amounts are payable to any Person they shall be paid or deposited in the account of such Person indicated under the heading “Payment Information” in Schedule 3 (Address and Payment Information) to the Schedule of Definitions, until otherwise notified by such Person. The Purchaser shall, to the extent permitted by Law, pay upon demand interest on all amounts not paid or deposited when due under this Agreement at a rate equal to the Default Rate.

2.7	Right of Set-off

Without in any way limiting the provisions of Clause 2.9, each of the Funding Agent and the Lender is authorised (in addition to any other rights it may have) at any time an Event of Default is continuing, to set off, appropriate and apply (without presentment, demand, protest or other notice which are expressly waived) any deposits and any other indebtedness held or owing by the Funding Agent or the Lender to, or for the account of, the Purchaser against the amount of the Aggregate Unpaids owing by the Purchaser to the Funding Agent or to the Lender (even if contingent or unmatured).

2.8	Lender Account

(a)	The Funding Agent maintains, and shall continue until the Final Payout Date to maintain, a segregated account in the name of the Lender into which payments to the Lender and other amounts (including Collections) shall be deposited as and to the extent required by this Clause 2.8 (the “Lender Account”). The Lender has exclusive dominion and control over the Lender Account and all monies, instruments and other property from time to time in the Lender Account.

(b)	Notwithstanding anything in this Agreement to the contrary, at any time an Event of Default is continuing, the Purchaser shall, and shall require the Servicer, upon the request of the Lender (or the Funding Agent on the Lender’s behalf) to the Purchaser (with a copy to the Servicer), within two Business Days after receipt of any Collections received by the Purchaser or the Servicer, including any Collections received or deposited into a Blocked Account, remit such Collections or cause such Collections to be remitted to the Lender Account.

(c)	Funds on deposit in any Lender Account may be invested by the Funding Agent in Eligible Investments that will mature so that such funds will be available so as to permit the amounts in each Lender Account to be paid and applied on the next Settlement Date and otherwise in accordance with the provisions of Clause 2.3 and with the provisions of the Servicing Agreement; provided that such funds shall not reduce the Net Advances or accrued Interest under this Agreement until so applied under Clause 2.3 and Clause 2.4.

(d)	On each Settlement Date, all interest and earnings (net of losses and investment expenses) on funds on deposit in the Lender Account shall be applied as Collections in accordance with the Servicing Agreement.

(e)	On the Final Payout Date, any funds remaining on deposit in the Lender Account shall be paid to the Purchaser.

2.9	Collections held in Trust

(a)	So long as the Purchaser shall hold any Collections then or later required to be paid by the Purchaser to the Lender (or to the Funding Agent on behalf of the Lender) or the Servicer, the Purchaser shall hold such Collections, and any interest or investment earnings on such Collections, in trust, and shall deposit such Collections within two Business Days after receipt of the Collections into the applicable Blocked Account (following the Blocked Account Implementation Date) or, if requested by the Funding Agent pursuant to Clause 2.8, into the Lender Account.

(b)	The Net Advances shall not be deemed reduced by any amount held in trust or in any Blocked Account or the Lender Account unless and until, and then only to the extent that, such amount is finally paid to the Lender in accordance with Clause 2.3 and Clause 2.4.

2.10	Security

(a)	The Purchaser agrees that its obligations hereunder shall at all times be secured on the terms of and pursuant to the Security Documents executed by it in favour of the Funding Agent.

(b)	The Lender acknowledges that its rights hereunder are subject in all respects to the provisions of the Security Documents (including the provisions governing the order in which funds of the Purchaser are to be applied in satisfaction of the Secured Obligations) and that the Funding Agent holds the benefit of the security created under the Security Documents on trust for the Secured Parties.

3.	CONDITIONS PRECEDENT

3.1	Conditions precedent to closing

(a)	The occurrence of the Closing Date and the effectiveness of the Lender’s Commitment shall be subject to the conditions precedent that:

(i)	all amounts required to be paid on or prior to the Closing Date pursuant to the Mandate Letter shall have been paid in full;

(ii)	the fees and expenses described in Clause 7.4(a)(i) (Other costs and expenses) and invoiced prior to the Closing Date shall have been paid in full; and

(iii)	the Purchaser shall have delivered, or caused to be delivered, to the Funding Agent, for itself and the Lender, and the Funding Agent’s counsel, an original (unless otherwise indicated) of each of the documents set out in Clause 3.1(c), each in form and substance satisfactory to the Funding Agent.

(b)	Each of the Purchaser and the Parent:

(i)	requests that the Funding Agent deduct from the proceeds of the initial Advance any amounts payable pursuant to Clauses 3.1(a)(i) and 3.1(a)(ii); and

(ii)	acknowledges and agrees on behalf of itself and each Seller that Net Advances shall not in any way be reduced as a result of such deduction from the initial Advance.

(c)	The documents referred to in Clause 3.1(a)(iii) are:

(i)	a duly executed counterpart of this Agreement, the Schedule of Definitions, the Servicing Agreement, the Parent Undertaking Agreement, the Security Agreement, the Receivables Transfer Agreement and each of the other Transaction Documents executed by the Sellers, the Purchaser, the Parent and the Servicer, as applicable;

(ii)	a certificate, in form and substance reasonably satisfactory to the Funding Agent, of an authorised representative of each of the Purchaser and each Seller Party, certifying and (in the case of Clauses 3.1(c)(ii)(A) through 3.1(c)(ii)(C)) attaching to each certificate:

(A)	the Organic Documents of such Person (certified by an officer of such Person as of the Closing Date);

(B)	resolutions of the board of directors or other governing body of such Person authorising the execution, delivery and performance by it of this Agreement and each other Transaction Document to be delivered by it under this Agreement or any other Transaction Document;

(C)	all other documents evidencing necessary corporate action (including shareholder consents) and government approvals, if any; and

(D)	the incumbency, authority and signature of each authorised representative of such Person executing the Transaction Documents or any certificates or other documents delivered Document to be delivered by it under this Agreement or any other Transaction Document on its behalf;

(iii)	company searches or other similar searches satisfactory to the Funding Agent, in any case, against the Purchaser and each Seller Party on the Closing Date with respect to any other security interests or other Adverse Claims then existing with respect to any Contract, the Receivables or the other Affected Assets;

(iv)	a favourable opinion of counsel to the Funding Agent, covering such matters as the Funding Agent may reasonably request;

(v)	favourable opinions of counsel to each Seller and the Purchaser, covering such matters (without limitation) as corporate capacity and authority of the Sellers and the Purchaser;

(vi)	a favourable opinion of in-house counsel to the Parent, covering such matters (without limitation) as corporate capacity and authority of the Parent with regard to the Parent Undertaking;

(vii)	a pro forma Servicer Report dated on or about 26 September 2005 showing the calculation of the Total Borrowing Base after giving effect to the initial Advance;

(viii)	evidence of the establishment, and details relating to, the bank account of the Purchaser; and

(ix)	such other approvals, documents, instruments, certificates and opinions as the Funding Agent, the Arranger or the Lender shall have previously notified to the Sellers and/or the Purchaser.

3.2	Conditions precedent to all Advances

Each Advance under this Agreement (including the initial Advance) shall be subject to the conditions precedent that:

(a)	the Closing Date shall have occurred;

(b)	the Funding Agent shall have received all approvals, documents, instruments, certificates and opinions as the Funding Agent, the Arranger or any Lender, may reasonably request; and

(c)	on each date on which an Advance is to be made, the following statements shall be true (and the Purchaser by accepting the amount of such Advance shall be deemed to have certified that):

(i)	the Funding Agent shall have received a Borrowing Request, appropriately completed, within the time period required by Clause 2.2 (Borrowing procedures);

(ii)	the making of the proposed Advance shall not violate any provision of Clause 2.1 (Advance Facility and Commitments);

(iii)	the representations and warranties contained in Clause 4.1 (Representations and warranties) shall be true, complete and correct in all material respects on and as of such day as though made on and as of such day and shall be deemed to have been made on such day;

(iv)	no Event of Default or Potential Event of Default shall have occurred and be continuing or would result from the proposed Advance;

(v)	other than in respect of the initial Advance, the Funding Agent shall have received the Servicer Report with respect to the Reporting Period mostly recently ended prior to the proposed date of such Advance in accordance with Clause 3.2(b) (Reports) of the Servicing Agreement, and the information set out in such Servicer Report shall be true, complete and correct in all material respects; and

(vi)	the Termination Date shall not have occurred.

3.3	Condition subsequent

(a)	The Purchaser shall, within sixty days of the Closing Date, enter into a Blocked Account Agreement with the Funding Agent in form and substance satisfactory to the Funding Agent and the Purchaser. The Blocked Account Agreement shall, among other things, provide for the establishment of a Blocked Account following the occurrence of an Event of Default which is continuing.

(b)	The Purchaser shall procure that the Sellers shall, not later than sixty days after the Closing Date, take all actions and make all changes necessary to their computer systems to ensure that the Sellers and/or the Servicer are able to identify in each Billed Receivable invoice the portion of that invoice which relates to interest charges accrued in respect of Guaranteed Sale Price Advances.

4.	REPRESENTATIONS AND WARRANTIES

4.1	Representations and warranties

The Purchaser represents and warrants to the Funding Agent, the Arranger and the Lender, that, on the dates set out in Clause 4.2 (Repetition of representations and warranties) with reference to the circumstances existing on each such date:

(a)	Corporate existence and power

It:

(i)	is a limited company duly organised, validly existing and in good standing under the laws of its jurisdiction of organisation; and

(ii)	has all corporate power and all licenses, authorisations, consents, approvals and qualifications of and from all Official Bodies and other third parties required to carry on its business in each jurisdiction in which its business is now and proposed to be conducted (except where the failure to have any such licenses, authorisations, consents, approvals and qualifications would not individually or in the aggregate have a Material Adverse Effect).

(b)	Corporate and governmental authorisation

The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party:

(i)	are within its corporate powers;

(ii)	have been duly authorised by all necessary corporate and required shareholder action (if any); and

(iii)	require no action by or in respect of, or filing with, any Official Body or official of such Official Body or third party (except for any filings in respect of the Funding Agent’s security interests pursuant to the Security Documents).

(c)	Contravention

The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party:

(i)	do not contravene or constitute a default under its Organic Documents;

(ii)	do not contravene or constitute a default which would reasonably be expected to have a Material Adverse Effect under:

(A)	any Law applicable to it;

(B)	any contractual restriction binding on or affecting it or its property; or

(C)	any order, writ, judgment, award, injunction, decree or other instrument binding on or affecting it or its property; and

(iii)	do not result in the creation or imposition of any Adverse Claim upon or with respect to its property (except as contemplated by this Agreement).

(d)	Binding effect

Each of this Agreement and the other Transaction Documents to which it is a party has been duly executed and delivered and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally.

(e)	Asset Interest

(i)	The Purchaser is:

(A)	the owner at Law of all of the Assignable Receivables and the other related Affected Assets; and

(B)	the beneficial owner at Law of all of the Non-Assignable Receivables and the other related Affected Assets, in each case free and clear of all Adverse Claims (other than Permitted Exceptions and Adverse Claims arising under this Agreement or under the other Transaction Documents).

(ii)	At all times on and after the Closing Date and until the Final Payout Date:

(A)	all actions to be taken in order to perfect and protect the interests of the Funding Agent and the other Secured Parties in the Receivables and the other Affected Assets against any Adverse Claim (other than Permitted Exceptions and Adverse Claims arising under this Agreement or under the other Transaction Documents) or the interest of any creditor of, or purchaser from, the Purchaser, any Seller will have been duly taken in each jurisdiction necessary for that purpose;

(B)	all registrations, financing statements, notices, instruments and documents required to be recorded or filed in order to perfect and protect the interests of the Funding Agent and the other Secured Parties in the Receivables and the other Affected Assets against any Adverse Claim (other than Permitted Exceptions and Adverse Claims arising under this Agreement or under the other Transaction Documents) or the interest of any creditor of, or purchaser from, the Purchaser, any Seller will have been duly executed, filed or served in or on the appropriate filing office, Official Body or other Person in each jurisdiction necessary for that purpose; and

(C)	all fees and taxes, if any, payable in connection with such actions and filings shall have been paid in full.

(f)	Accuracy of information

All information furnished by it or on its behalf (including the Servicer Reports and its financial statements) to any Lender, the Funding Agent or the Arranger for purposes of or in connection with this Agreement, any other Transaction Document or any transaction contemplated by this Agreement or by any of the Transaction Documents is, to the best of its knowledge, true, complete and accurate in every material respect, on the date such information is stated or certified, and no such item contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such items, in the light of the circumstances under which they were made, not misleading.

(g)	Tax status

It has:

(i)	timely filed all tax returns required to be filed except to the extent that any failure to do so would not, individually or in the aggregate, have a Material Adverse Effect; and

(ii)	paid or made adequate provision for the payment of all taxes, assessments and other governmental charges except any such taxes, assessments or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(h)	Actions; suits

It is not in violation of any order of any Official Body or arbitrator. There are no actions, suits, litigation or proceedings pending, or to its actual knowledge, threatened, against or affecting it or any of its Affiliates or their respective assets, undertaking or properties, in or before any Official Body or arbitrator which, if adversely determined, are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

(i)	Registered office and location of records

Its principal place of business, registered office and the offices where it keeps all its Records are located at the address(es) described on Schedule 3 (Location of certain offices) or as otherwise notified to the Funding Agent.

(j)	Subsidiaries; trade names; etc.

It has:

(i)	no Subsidiaries or divisions;

(ii)	not done business under any trade name or other name other than its legal name; and

(iii)	not, since the date of its organisation, changed its name, merged with or into or consolidated with any other Person or been the subject of any proceeding under any Insolvency Law.

(k)	Good title

From the creation of each Receivable until the Final Payout Date, the Funding Agent shall have, on behalf of the Secured Parties, a valid, enforceable and perfected first priority security interest, ranking ahead of any other security interest and the interest of any other creditor of the Purchaser and the Sellers, in:

(i)	the Purchaser’s ownership interest in all of the Assignable Receivables and the other related Affected Assets; and

(ii)	the Purchaser’s beneficial ownership interest in of all of the Non-Assignable Receivables and the other related Affected Assets,

in each case, free and clear of all Adverse Claims (other than Permitted Exceptions and Adverse Claims arising under this Agreement or under the other Transaction Documents).

(l)	Eligibility of Receivables

Each Receivable purchased by it that is treated as an Eligible Receivable for purposes of any Servicer Report is in fact an Eligible Receivable as of the date of such Servicer Report, and each Receivable which is included in the calculation of any Total Borrowing Base as of the date of any Servicer Report is in fact an Eligible Receivable and is not a Defaulted Receivable or a disputed Receivable at that time.

(m)	Coverage requirement

On each Settlement Date, the Net Advances do not exceed the Total Borrowing Base.

(n)	No Event of Default

No event has occurred and is continuing and no condition exists, or would result from any Advance or from the application of the proceeds of that Advance which, to its actual knowledge, constitutes or may reasonably be expected to constitute an Event of Default.

(o)	Transfers under Receivables Transfer Agreement

Each Transfer of Receivables and other Affected Assets to the Purchaser has occurred in accordance with the terms of the Receivables Transfer Agreement.

(p)	No voidability

The Purchaser has given reasonably equivalent value and/or fair market value under applicable Law to the relevant Seller in consideration for the Transfer to it of the Affected Assets from such Seller, and each such Transfer shall not have been made for or on account of an antecedent debt owed by such Seller to it and no such Transfer is or may be voidable under any Insolvency Law.

4.2	Repetition of representations and warranties

The representations and warranties in Clause 4.1 shall be given on the Closing Date, the date of each Advance and (if different) each Settlement Date.

4.3	Representations and warranties of the Lender

The Lender represents and warrants to the Purchaser that, on the dates set out in Clause 4.2 (Repetition of representations and warranties) with reference to the circumstances existing on each such date:

(a)	Corporate existence and power

It:

(i)	is a corporation duly organised, validly existing and in good standing under the laws of its jurisdiction of organisation; and

(ii)	has all corporate power and all licenses, authorisations, consents, approvals and qualifications of and from all Official Bodies and other third parties required to carry on its business in each jurisdiction in which its business is now and proposed to be conducted (except where the failure to have any such licenses, authorisations, consents, approvals and qualifications would not individually or in the aggregate have a Material Adverse Effect).

(b)	Corporate and governmental authorisation

The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party:

(i)	are within its corporate powers;

(ii)	have been duly authorised by all necessary corporate and required shareholder action (if any); and

(iii)	require no action by or in respect of, or filing with, any Official Body or official of such Official Body or third party.

(c)	Contravention

The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party:

(i)	do not contravene or constitute a default under its Organic Documents; and

(ii)	do not contravene or constitute a default under:

(A)	any Law applicable to it;

(B)	any contractual restriction binding on or affecting it or its property; or

(C)	any order, writ, judgment, award, injunction, decree or other instrument binding on or affecting it or its property.

(d)	Binding effect

Each of this Agreement and the other Transaction Documents to which it is a party has been duly executed and delivered and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally.

5.	COVENANTS

5.1	Positive covenants of the Purchaser

At all times from the date of this Agreement to the Final Payout Date, unless the Funding Agent shall otherwise consent in writing:

(a)	Reporting requirements

The Purchaser shall maintain a system of accounting established and administered in accordance with GAAP, and shall furnish (or cause to be furnished) to the Funding Agent:

(i)	Annual reporting

Within 305 days after the close of each of its fiscal years, unaudited financial statements of the Purchaser, prepared in accordance with GAAP, including a balance sheet as of the end of such period and the related statements of operations and shareholder’s equity, all certified by a director of the Purchaser.

(ii)	Compliance certificate

Together with the financial statements required under this Agreement, a certificate signed by a director of the Purchaser stating that:

(A)	the attached financial statements have been prepared in accordance with GAAP and accurately reflect the financial condition of the Purchaser; and

(B)	to the best of that Person’s knowledge, no Event of Default or Potential Event of Default exists, or if any Event of Default or Potential Event of Default exists, stating the nature and status of such default and the steps taken (if any) being taken to remedy it.

(iii)	Shareholders statements and reports

Promptly upon the furnishing of any statements and reports to the shareholders of the Purchaser, copies of all financial statements, reports and proxy statements so furnished.

(iv)	Notice of Events of Default, etc.

As soon as possible and in any event within three Business Days after the Purchaser obtains actual knowledge of:

(A)	the occurrence of any Event of Default or Potential Event of Default, a statement of a director of the Purchaser setting out details of such Event of Default or Potential Event of Default and the action which it proposes to take in respect of that default, which information shall be updated promptly from time to time;

(B)	any litigation, investigation or proceeding that may exist at any time between it and any Person that may result in a Material Adverse Effect or any litigation or proceeding relating to any Transaction Document, notice of that litigation, investigation or proceeding; and

(C)	the existence of a Material Adverse Effect, notice of that Material Adverse Effect.

(v)	Information under Transaction Documents

Promptly upon its receipt of any report, document, information or notice delivered by any Seller pursuant to any Transaction Document and not concurrently delivered to the Funding Agent, a copy of the same.

(b)	Maintenance of existence, etc.

The Purchaser shall do all things necessary to remain duly organised, validly existing and in good standing in its jurisdiction of organisation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(c)	Compliance with Laws, etc.

The Purchaser shall:

(i)	comply in all material respects with all Laws to which it or its respective assets, undertaking or properties may be subject; and

(ii)	preserve and maintain its corporate existence, licenses, rights, franchises, qualifications and privileges except to the extent that any failure to preserve or maintain the same would not individually or in the aggregate have a Material Adverse Effect.

(d)	Furnishing of information and inspection of records

(i)	The Purchaser shall furnish to the Funding Agent from time to time such information with respect to the Purchaser or the Affected Assets as the Funding Agent may reasonably request, subject to not less than ten Business Days prior written notice, including listings identifying the Obligor and the Unpaid Balance of each Receivable.

(ii)	Upon not less than ten Business Days prior written notice by the Funding Agent, the Purchaser shall, at any time and from time to time, but not more frequently than once a year (except whilst an Event of Default or Servicer Default is continuing, in which case, not more frequently than four times a year), during regular business hours, permit the Funding Agent, or its agents or representatives, at the expense of the Purchaser:

(A)	to examine and make copies of and take abstracts from all books, records and documents (including computer tapes and disks) relating to the Receivables or the other Affected Assets, including any related Contract; and

(B)	to visit the offices and properties of the Purchaser, for the purpose of examining such materials described in Clause 5.1(d)(i), and to discuss matters relating to the Affected Assets or the Purchaser’s performance under this Agreement, under the Contracts, if any, and any other Transaction Document to which it is a party, with any of the officers, directors, relevant employees or independent public accountants of the Purchaser having knowledge of such matters. Subject to Clause 9.9 (Consent to disclosure), any agents and representatives of the Funding Agent shall be bound to treat any information received pursuant to this Clause 5.1(d) as confidential.

(e)	Performance and compliance with Receivables and Contracts and Credit and Collection Policy

The Purchaser shall, at its own expense, timely and fully perform and comply with all material provisions, covenants and other promises, if any, required to be observed by it under any Contract related to the Receivables.

(f)	Collections

Following the occurrence of the Blocked Account Implementation Date with respect to any Blocked Account, the Purchaser shall (or shall require the Servicer and the Sellers to) instruct all relevant Obligors to cause all Collections to be deposited directly to such Blocked Account.

(g)	Collections received

The Purchaser shall hold in trust, and deposit, in the manner and within the deadlines set forth in this Agreement, all Collections received by it from time to time, such Collections to be deposited:

(i)	following the occurrence of the Blocked Account Implementation Date with respect to any Blocked Account, immediately, but in any event not later than two Business Days after its receipt of such Collection, to such Blocked Account; and

(ii)	if required by Clause 2.8 (Lender Account), to the Lender Account.

(h)	Accounts

The Purchaser shall procure that, following the occurrence of the Blocked Account Implementation Date with respect to any Blocked Account, such Blocked Account shall at all times be subject to a Blocked Account Agreement and that only Collections are received in such Blocked Account.

(i)	Limitation on business activities

The Purchaser shall not engage in any business other than the transactions contemplated by the Transaction Documents and activities reasonably incidental to such transactions. The officers and directors of the Purchaser (as appropriate) shall make decisions with respect to the business and daily operations of the Purchaser independent of and not dictated by any controlling Person.

(j)	Organic documents

The Purchaser shall not, in any material respects, amend, alter, change or repeal its Organic Documents without the prior written consent of the Funding Agent, that consent not to be unreasonably withheld or delayed.

(k)	Change in accountants or accounting policies

The Purchaser shall promptly notify the Funding Agent of any change in its accountants or accounting policy, if that change would have a Material Adverse Effect.

(l)	Security interest, etc.

The Purchaser shall, at its expense, take (or cause to be taken) all action necessary or in the opinion of the Funding Agent desirable to establish and maintain in favour of the Funding Agent for the benefit of the Secured Parties a valid, enforceable and perfected first priority security interest in the Affected Assets, free and clear of all Adverse Claims and in any event ranking ahead of any other security interest and the interest of any other creditor of the Purchaser or the Sellers, and shall promptly execute and deliver all instruments and take any other such actions as maybe necessary or desirable, or as the Funding Agent may reasonably request, to perfect, protect or more fully evidence such security interest.

(m)	Enforcement of Transaction Documents

The Purchaser, on its own behalf and on behalf of the Funding Agent and the Lender, shall promptly procure compliance with and/or, as appropriate, enforce all covenants and obligations of the Sellers and the Servicer contained in the Transaction Documents. The Purchaser shall deliver consents, approvals, directions, notices, waivers and take other actions under any Transaction Document as may be directed by the Funding Agent.

5.2	Negative covenants of the Purchaser

At all times from the date of this Agreement to the Final Payout Date, unless the Funding Agent shall otherwise consent in writing:

(a)	No sales, liens, etc.

Except as otherwise provided in this Agreement or in the other Transaction Documents, the Purchaser shall not:

(i)	sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (or the filing of any financing statement) or with respect to any of the Affected Assets, including any Adverse Claim arising from an Adverse Claim on any inventory or goods other than Permitted Exceptions;

(ii)	assign any right to receive income in respect of such Adverse Claim; or

(iii)	issue any security to, or sell, transfer or otherwise dispose of any of its property or other assets to any Person.

(b)	No extension or amendment of Receivables

The Purchaser shall not:

(i)	extend, amend or otherwise modify the terms of any Receivable; or

(ii)	amend, modify or waive any term or condition of any Contract related to any Receivable,

other than, in each case, in accordance with the Credit and Collection Policy and provided that such extension, amendment, modification or waiver would not reasonably be expected to have a Material Adverse Effect.

(c)	No Subsidiaries, mergers, etc.

The Purchaser shall not consolidate or merge with or into, or sell, lease or transfer all or substantially all of its assets to, any other Person. The Purchaser shall not form or create any Subsidiary without the prior written consent of the Funding Agent.

(d)	No change in payment instructions to Obligors

Following the occurrence of the Blocked Account Implementation Date with respect to any Blocked Account, the Purchaser shall not (and shall not permit the Servicer to) add or terminate such account as a Blocked Account or the relevant Blocked Account Bank as the Blocked Account Bank for such Blocked Account, or make any change in the instructions to Obligors regarding payments to be made to any Blocked Account, unless:

(i)	those instructions are to deposit those payments in a new Blocked Account or another existing Blocked Account or the Lender Account;

(ii)	the Funding Agent shall have received written notice of such addition, termination or change at least 30 days prior thereto;

(iii)	in the case of a new Blocked Account, each such account shall be acceptable to the Funding Agent in its sole discretion; and

(iv)	the Funding Agent shall have received a Blocked Account Agreement executed by each new Blocked Account Bank or an existing Blocked Account Bank with respect to each new Blocked Account, as applicable.

(e)	Deposits to Blocked Accounts

The Purchaser shall not at any time deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Blocked Account or the Lender Account cash or cash proceeds other than Collections.

(f)	No impairment of security

The Purchaser shall not take any action or permit any action to occur or suffer any circumstance to exist which would result in any security or security interest granted, or charge or security agreement or document entered into or registered or filed, in connection with this Agreement or any other Transaction Document becoming impaired or unenforceable in any material respect.

(g)	No amendment of Transaction Documents

The Purchaser shall not amend, modify, or supplement any Transaction Document or waive any provision of any Transaction Document, in each case except with the prior written consent of the Funding Agent, nor shall the Purchaser take, or permit the Servicer or any Seller to take, any other action not permitted under any Transaction Document that would have a Material Adverse Effect or which is inconsistent with the terms of this Agreement or any other Transaction Document.

(h)	Other Indebtedness

Except as provided in this Agreement, the Purchaser shall not create, incur, assume or suffer to exist any Indebtedness, whether current or funded, or any other liability other than:

(i)	Indebtedness of the Purchaser representing fees, expenses and indemnities arising under this Agreement or under the Receivables Transfer Agreement for the Transfer Price; and

(ii)	other Indebtedness incurred in the ordinary course of its business in an amount not to exceed £5,000 (or its equivalent) in the aggregate at any time outstanding.

(i)	Payments under Receivables Transfer Agreement

The Purchaser shall not acquire any Receivable other than through, under, and pursuant to the terms of, the Receivables Transfer Agreement, and the Purchaser shall not become obligated to pay, and shall not make payment of, any amounts to the Sellers, other than payments (including the cash portion and the subordinated indebtedness owing by the Purchaser to the Sellers) arising out of the Transfer of Receivables pursuant to the Receivables Transfer Agreement made in accordance with the terms of the Receivables Transfer Agreement.

(j)	Restricted payments

The Purchaser shall not:

(i)	purchase or redeem any shares of its capital stock;

(ii)	prepay, purchase or redeem any Indebtedness;

(iii)	lend or advance any funds; or

(iv)	repay any loans or advances to, for or from any Person, in each case, except to the extent provided in the Transaction Documents,

except, in the case of Clause 6.3(j)(ii) to (iv), to the extent permitted by the Transaction Documents.

6.	EVENTS OF DEFAULT

6.1	Events of Default

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)	Non-payment

The Purchaser or any Seller Party shall fail to make any payment or deposit required to be made by it under this Agreement, the Servicing Agreement, the Parent Undertaking Agreement or any other Transaction Document:

(i)	on the date when due under this Agreement or any of the Transaction Documents in the case of any payment of Net Advances, Interest or any deposit of Collections on Receivables; or

(ii)	within five Business Days after the receipt of the relevant invoice or a written notice that such amount is due under this Agreement or under and Transaction Document in the case of expenses, indemnities or other amounts not covered by Clause 6.1(a)(i), unless, in each case, the failure to pay is caused by administrative or technical error and payment is made within one additional Business Day of its due date.

(b)	Misrepresentation

Any representation, warranty, certification or statement made or deemed made by the Purchaser or any Seller Party in this Agreement, any other Transaction Document or in any other information, report or document delivered pursuant to this Agreement or to any other Transaction Document shall prove to have been incorrect in any material respect when made or deemed made or delivered and such default shall be continuing for thirty days after the Purchaser or such Seller Party obtains actual knowledge of such default.

(c)	Breach of obligations

Any of the following shall occur:

(i)	the Purchaser shall default in the performance in any material respect of any covenant or undertaking (other than those covered by Clause 6.1(a)) to be performed or observed under Clauses 5.1(a)(iv) (Notice of Events of Default, etc.), 5.1(m) (Enforcement of Transaction Documents), 5.2(a) (No sales, liens, etc.), 5.2(d) (No change in payment instructions to Obligors), 5.2(f) (No impairment of security) or 5.2(g) (No amendment of Transaction Documents); or

(ii)	the Purchaser, the Servicer or any Seller shall default in the performance in any material respect of any covenant or undertaking to be performed under the Servicing Agreement, the Receivables Transfer Agreement or any other Transaction Document corresponding to any of those covenants or undertakings referred in Clause 6.1(c)(i).

and, in each case, such default shall be continuing for five Business Days after the Purchaser or the relevant Seller Party obtains actual knowledge of that default.

(d)	Other obligations

The Purchaser or any Seller Party shall default in the performance in any material respect of any covenant or undertaking (other than those described in Clauses 6.1(a) and 6.1(c)) to be performed or observed under this Agreement or any other Transaction Document to which it is a party and such default shall be continuing for thirty days after the Purchaser or that Seller Party obtains actual knowledge of that default.

(e)	Insolvency

An Event of Bankruptcy shall occur with respect to the Parent, the Purchaser, any Seller, the Servicer or any other Seller Party.

(f)	Title to Affected Assets

The Purchaser shall for any reason fail or cease to have a valid, enforceable and perfected ownership interest or beneficial ownership interest, as the case may be, in all of the Receivables and the other Affected Assets (other than Permitted Exceptions and other than imperfections in title that are in the opinion of the Funding Agent, immaterial, individually and in the aggregate), free and clear of any Adverse Claim (other than Permitted Exceptions and other than Adverse Claims arising under this Agreement or under the other Transaction Documents).

(g)	Invalidity of security, etc.

(i)	The Funding Agent, on behalf of the Secured Parties, shall for any reason fail or cease to have a valid, enforceable and perfected first priority security interest ranking ahead of any other security interest and the interest of any other creditor of the Purchaser and the Sellers in the Purchaser’s interest in all of the Receivables and the other Affected Assets, free and clear of any Adverse Claim (other than Permitted Exceptions and other than Adverse Claims arising under this Agreement or under the other Transaction Documents).

(ii)	The Parent Undertaking Agreement ceases to be:

(A)	a legal, valid and binding obligation of the Parent; and

(B)	subject to applicable bankruptcy, insolvency, moratorium or other similar Laws affecting the rights of creditors generally, enforceable against the Parent in accordance with its terms.

(h)	Servicer Default

A Servicer Default shall occur.

(i)	Breach of Performance Trigger

(i)	Any of the following occurs and is continuing for five Business Days after the Funding Agent gives notice to the Purchaser, or the Purchaser or any Seller Party becomes aware of the breach:

(A)	the Three Month Rolling Average Default Ratio exceeds 7.5 percent or the Default Ratio exceeds for any Reporting Period 9 percent;

(B)	the Three Month Rolling Average Dilution Ratio exceeds 1.75 percent or the Dilution Ratio exceeds for any Reporting Period 2.5 percent;

(C)	the weighted average days in inventory of property relating to the date of the first advance under the Guaranteed Sale Price Advance equals or exceeds 330 days for any Reporting Period; and/or

(D)	the six month weighted average days in inventory of property relating to the date of the first advance under the Guaranteed Sale Price Advance giving rise to such GSA Receivable equals or exceeds 270 days for any Reporting Period.

(ii)	For the avoidance of doubt, in relation to Clause 6.1(i)(i)(C) and (D), the determination of weighted average days in inventory shall exclude Guaranteed Sale Price Advances outstanding for more than 730 days.

(j)	Judgments

One or more final judgments for the payment of money in an aggregate amount greater than, in respect of the Purchaser £5,000 and in respect of Cendant Mobility Holdings Limited, £10,000,000 (or, in each case, its equivalent in any other currency or currencies) shall be entered against the Purchaser or Cendant Mobility Holdings Limited, respectively, and such judgment shall be continuing unsatisfied and in effect for thirty consecutive days without a stay of execution.

(k)	Change of control

A Change of Control shall occur.

(l)	Repudiation

Any material provision or provisions of this Agreement or any other Transaction Document to which the Purchaser or any Seller Party is a party shall cease to be in full force and effect or the Purchaser or any Seller Party shall so state in writing, unless, in the opinion of the Funding Agent, the ineffectiveness of such provision or provisions, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(m)	Taxation

If:

(i)	the Purchaser shall become obligated to pay any corporate income tax; or

(ii)	any Seller Party shall become obligated to make any withholding or deduction on account of any Taxes from any payment pursuant to any Transaction Document;

and the aggregate amount of the obligations described in Clause 6.1(m)(i) and 6.1(m)(ii) shall exceed in any fiscal year £25,000 (or its equivalent in any other currency or currencies).

(n)	Cessation of business

Any Seller Party:

(i)	ceases or threatens to cease to carry on the whole of its currently existing mobility business(es) in the United Kingdom, other than where that Seller Party has ceased to Transfer Receivables to the Purchaser under the Receivables Transfer Agreement and has no obligations of any kind whatsoever under any of the Transaction Documents in respect of the Receivables previously Transferred to the Purchaser under the Receivables Transfer Agreement; or

(ii)	ceases to carry on or disposes of a part of its business and such cessation or disposal directly, materially and adversely affects the volume or the composition of the Receivables which are the subject of this transaction; or

(iii)	stops payment or threatens to stop payment of its debts (which cessation or threat thereof would, in the opinion of the Funding Agent or the Lender be likely to affect materially and adversely the ability of any Seller Party to perform its obligations under the Transaction Documents, or any of them).

(o)	Financial covenants

On the third Reporting Date following the Closing Date and on each third Reporting Date thereafter, the Reported EBITDA of Cendant Real Estate Services Group LLC for the preceding rolling twelve-month period then ended shall be less than $750,000,000.

6.2	Remedies

(a)	Upon the occurrence and during the continuation of any Event of Default other than Events of Default of the types referred to in Clause 6.1(e) 6.1(f) or 6.1(g), the Funding Agent may, and at the direction of the Lender the Funding Agent shall, by notice to the Purchaser, with a copy to the Servicer, do any of the following:

(i)	declare the Termination Date to have occurred, and upon such declaration the Termination Date shall occur and no further Advances may be made under this Agreement; and/or

(ii)	declare the principal amount of the Advances, together with interest thereon and all other Aggregate Unpaids, to be immediately due and payable, and upon such declaration all such amounts shall become and be immediately due and payable, in each case, without any further notice, demand or other further action of any kind, all of which the Purchaser irrevocably waives.

(b)	Upon the occurrence and during the continuation of any Event of Default of the type described in Clause 6.1(e) 6.1(f) or 6.1(g):

(i)	the Termination Date shall occur; and

(ii)	all Advances, together with interest accrued on such Advances and all other Aggregate Unpaids, shall become and be immediately due and payable,

in each case, immediately and automatically without any notice, demand or other action of any kind, all of which the Purchaser irrevocably waives.

(c)	The Funding Agent may, and at the direction of the Lender the Funding Agent shall, enforce its security interests in the Affected Assets pursuant to the

Security Documents and exercise, on behalf of the Funding Agent and the Secured Parties, any and all other rights and remedies of the Funding Agent and the Secured Parties under this Agreement, the Security Documents and the other Transaction Documents.

(d)	The Funding Agent shall have and may exercise, in addition to its rights and remedies under this Agreement and the other Transaction Documents, any and all other rights and remedies provided under the Laws of each applicable jurisdiction and other applicable Laws, all of which rights and remedies shall be cumulative.

7.	INDEMNIFICATION; EXPENSES; RELATED MATTERS

7.1	Indemnities by the Purchaser

(a)	Without limiting any other rights which the Indemnified Parties may have under this Agreement, under any other Transaction Document or under applicable Law, the Purchaser agrees to indemnify the Lender, the Funding Agent, the Arranger, each Affiliate of The Bank of Tokyo-Mitsubishi, Ltd. supporting the financing activities of the Lender (including by providing any credit or liquidity support to the Lender) and each of their respective officers, directors, employees, counsel and other agents (collectively, “Indemnified Parties”) from and against any and all damages, losses, claims, liabilities, costs and expenses, including reasonable attorneys’ fees (which such attorneys may be employees of the Indemnified Parties, as applicable) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them in any action or proceeding between the Purchaser, any Seller Party (including any Affiliate of any Seller acting as Servicer or Sub-Servicer) or any Affiliate of the foregoing and any of the Indemnified Parties or between any of the Indemnified Parties and any third party arising out of or as a result of this Agreement, the other Transaction Documents, the provision of the Commitments or the making of Advances or any of the transactions contemplated by this Agreement or by any of the Transaction Documents, excluding, however:

(i)	Indemnified Amounts to the extent resulting from negligence or wilful misconduct on the part of such Indemnified Party; or

(ii)	recourse (except as otherwise specifically provided in this Agreement) for uncollectible Receivables.

(b)	Without limiting the generality of the foregoing (and subject to Clauses 7.1(a)(i) and 7,1(a)(ii)), the Purchaser shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

(i)	any representation or warranty made by the Purchaser, the Servicer, the Parent or any other Seller Party or any officers of the Purchaser, the Servicer, the Parent or any other Seller Party under or in connection with this Agreement, the Receivables Transfer Agreement, any of the other Transaction Documents, any Servicer Report or any other information or report delivered by the Purchaser, the Servicer, the Parent or any other Seller Party pursuant to this Agreement, or pursuant to any of the other Transaction Documents which shall have been incomplete, false or incorrect in any material respect when made or deemed made;

(ii)	the failure by the Purchaser, the Servicer, the Parent or any other Seller Party to comply with any applicable Law with respect to any Receivable or any related Contract including any disclosure of or other action or omission relating to information relating to any Obligor by any Servicer, the Parent or any Seller Party or the nonconformity of any Receivable or any related Contract with any such applicable Law;

(iii)	the failure for any reason:

(A)	to vest and maintain (or cause to be vested and maintained) in the Purchaser a valid, enforceable and perfected ownership interest in each Receivable and all of the other Affected Assets free and clear of any Adverse Claim (other than Permitted Exceptions and Adverse Claims arising under this Agreement or under the other Transaction documents) and the interest of any other creditor of the Purchaser or the Sellers; or

(B)	to vest and maintain in the Funding Agent, on behalf of the Secured Parties, a valid, enforceable and perfected first priority security interest ranking ahead of any other security interest and the interest of any other creditor of the Purchaser or the Sellers, in each Receivable and all of the other Affected Assets, free and clear of any Adverse Claim (other than Permitted Exceptions and Adverse Claims arising under this Agreement or under any other Transaction Document); and

(iv)	the creation of any Adverse Claim in favour of any Person with respect to the Receivables or any of the other Affected Assets;

(v)	the occurrence of any Event of Default which is continuing relating to the Purchaser;

(vi)	any dispute, claim, set-off or defence (other than discharge in insolvency) of any Obligor to the payment of any of its Receivables (including a defence based on the assertion that the Receivable or any related Contract is not the legal, valid and binding obligation of that Obligor enforceable against it in accordance with its terms), or any other claim resulting from the services related to that Receivable or the furnishing or failure to furnish those services, or from any breach or alleged breach of any provision of the Receivables or any related Contracts restricting assignment of any Receivables;

(vii)	any failure of the Servicer to perform its duties or obligations in accordance with the Servicing Agreement;

(viii)	any product liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with services which are the subject of any Receivable;

(ix)	any lawsuit, order, consent decree, judgment, claim or other action of whatever sort relating to, or otherwise in connection with, any environmental, health, safety or Hazardous Material law, rule, regulation, ordinance, code, policy or rule of common law now or in the future in effect;

(x)	the failure by the Purchaser or any Seller Party to comply with any term, provision or covenant contained in this Agreement or any of the other Transaction Documents to which it is a party or to perform any of its respective duties or obligations under the Receivables or any related Contracts;

(xi)	the Net Advances exceeding the Total Borrowing Base at any time and the excess amount is not reduced to zero within five Business Days of the Purchaser obtaining actual knowledge of that breach;

(xii)	the failure of the Purchaser, the Servicer, the Parent or any other Seller Party to pay when due any Taxes (other than Excluded Taxes) payable in connection with the Transfer of any of the Receivables, save to the extent that any failure to do so would not, individually or in the aggregate, have a Material Adverse Effect;

(xiii)	any repayment by any Indemnified Party of any amount previously distributed in reduction of Net Advances which that Indemnified Party believes in good faith is required to be made;

(xiv)	at any time after the Blocked Account Implementation Date when CML or any Affiliate of CML is the Servicer or a Sub-Servicer, the commingling by the Purchaser or any Seller Party of Collections of Receivables with any other funds;

(xv)	any investigation, litigation or proceeding related to this Agreement or any of the other Transaction Documents;

(xvi)	any inability to obtain any judgment in or utilise the court or other adjudication system of, any state or country in which an Obligor may be located as a result of the failure of the Purchaser or any Seller Party to qualify to do business or file any notice of business activity report or any similar report;

(xvii)	except for recourse (other than as specifically provided in the Transaction Documents) for uncollectible Receivables, any attempt by any Person to void, rescind or set aside any Transfer by any Seller to the Purchaser of any Receivable or other related Affected Asset under statutory provisions or common law or equitable action, including any provision of any Insolvency Law; or

(xviii)	any action taken by the Purchaser, the Servicer or Sub-Servicer in the enforcement or collection of any Receivable.

7.2	Indemnity for taxes, reserves and expenses

(a)	If after the Closing Date, the adoption of any Law or bank regulatory guideline or any amendment or change in the administration, interpretation or application of any existing or future Law or bank regulatory guideline by any Official Body charged with the administration, interpretation or application of any Law or bank regulatory guideline, or the compliance with any directive of any Official Body (in the case of any bank regulatory guideline, whether or not having the force of Law):

(i)	subjects any Indemnified Party (or its applicable lending office) to any tax, duty or other charge (other than Excluded Taxes) with respect to this Agreement, the other Transaction Documents, the financing of the Asset Interest, any of the transactions contemplated by this Agreement or by any other Transaction Document or payments of amounts due under this Agreement, or changes the basis of taxation of payments to any Indemnified Party of amounts payable in respect of this Agreement, the other Transaction Documents, the financing of the Asset Interest, any of the transactions contemplated by this Agreement or by any other Transaction Document or payments of amounts due under this Agreement or its obligation to advance funds under this Agreement, under any agreement supporting the financing activities of the Lender (including any credit or liquidity support furnished to the Lender) or otherwise in respect of this Agreement, the other Transaction Documents, the financing of the Asset Interest or any transactions contemplated by this Agreement or by any other Transaction Document (except for changes in the rate of general corporate, franchise, net income or other income tax imposed on that Indemnified Party by the jurisdiction in which that Indemnified Party’s principal executive office is located);

(ii)	imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Indemnified Party or imposes on any Indemnified Party, or on the London interbank market or any other market in which funds are normally raised or deposited, any other condition affecting this Agreement, the other Transaction Documents, the financing of the Asset Interest, any of the transactions contemplated by this Agreement or by any other Transaction Document or payments of amounts due under this Agreement or its obligation to advance funds under this Agreement, under any agreement supporting the financing activities of the Lender (including any credit or liquidity support furnished to the Lender) or otherwise in respect of this Agreement, the other Transaction Documents, the financing of the Asset Interest, any of the transactions contemplated by this Agreement or by any other Transaction Document; or

(iii)	imposes upon any Indemnified Party any other condition or expense (including any loss of margin, reasonable attorneys’ fees and expenses, and expenses of litigation or preparation of such litigation in contesting any of the foregoing) with respect to this Agreement, the other Transaction Documents, the financing of the Asset Interest, any of the transactions contemplated by this Agreement or any other Transaction Document or payments of amounts due under this Agreement or its obligation to advance funds under this Agreement, under any agreement supporting the financing activities of the Lender (including any credit or liquidity support furnished to the Lender) or otherwise in respect of this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interests, and the result of any of the foregoing is to increase the cost to, or to reduce the amount of any sum received or receivable by, such Indemnified Party with respect to this Agreement, the other Transaction Documents, the financing of the Asset Interest, the Receivables, the obligations under this Agreement, the funding of any purchases under this Agreement or under any agreement supporting the financing activities of the Lender (including any credit or liquidity support furnished to the Lender), by an amount deemed by such Indemnified Party to be material, then:

(A)	within 10 days after demand by that Indemnified Party through the Funding Agent, the Purchaser shall pay to the Funding Agent, for the benefit of that Indemnified Party, such additional amount or amounts as will compensate that Indemnified Party for that increased cost or reduction; and

(B)	the Purchaser shall take such other action as the Funding Agent may reasonably require to enable it to comply with, or to mitigate the effect on that Indemnified Party of, that restriction.

(b)	If any Indemnified Party shall have determined that after the date of this Agreement, the adoption of any applicable Law or bank regulatory guideline regarding capital adequacy, or any change in such guideline, or any change in the interpretation or administration of such guideline by any Official Body, or any request or directive regarding capital adequacy (in the case of any bank regulatory guideline, whether or not having the force of law) of any such Official Body, has or would have the effect of reducing the rate of return on capital of such Indemnified Party (or its parent) as a consequence of such Indemnified Party’s obligations under or with respect of this Agreement to a level below that which such Indemnified Party (or its parent) could have achieved but for that adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Indemnified Party to be material, then from time to time, within 10 days after demand by such Indemnified Party through the Funding Agent, the Purchaser shall pay to the Funding Agent, for the benefit of such Indemnified Party, such additional amount or amounts as will compensate such Indemnified Party (or its parent) for such reduction. For the avoidance of doubt, any rule, regulation or interpretation issued by any financial accounting standards board shall constitute an adoption, change, request or directive subject to this Clause 7.2(b).

(c)	The Funding Agent shall promptly notify the Purchaser of any event of which it has actual knowledge, occurring after the date of this Agreement, which will entitle an Indemnified Party to compensation pursuant to Clause 7.2; provided that no failure to give or any delay in giving such notice shall affect the Indemnified Party’s right to receive such compensation. A notice by the Funding Agent or the applicable Indemnified Party claiming compensation under this Clause 7.2(c) and setting out the additional amount or amounts to be paid to it under this Agreement shall be conclusive in the absence of manifest error. In determining such amount, the Funding Agent or any applicable Indemnified Party may use any reasonable averaging and attributing methods.

7.3	Taxes

(a)	All payments and distributions made by the Purchaser to the Lender (or any Conduit Assignee), the Funding Agent or any other Person to whom a payment is owing by the Purchaser pursuant to the Transaction Documents (each, a “recipient”) shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and any other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority on any recipient (such items being called “Taxes”), but excluding franchise taxes and taxes imposed on or measured by the recipient’s net income or gross receipts (“Excluded Taxes”), except to the extent required by applicable Law or practice.

(b)	In the event that any withholding or deduction from any payment made by the Purchaser under this Agreement is required in respect of any Taxes, then the Purchaser shall:

(i)	withhold or deduct the required amount from such payment;

(ii)	pay (or procure the payment of) directly to the relevant authority the full amount required to be so withheld or deducted;

(iii)	promptly forward to the relevant recipient an official receipt or other documentation satisfactory to such recipient evidencing such payment to such authority; and

(iv)	except in the case of Excluded Taxes, pay (or procure the payment of) to the relevant recipient such additional amount or amounts as is necessary to ensure that the net amount actually received by that recipient will equal the full amount that such recipient would have received had no such withholding or deduction been required.

(c)	If any Taxes (other than Excluded Taxes) are directly asserted against any recipient with respect to any payment or income earned or received by that recipient under this Agreement or under any other Transaction Document, the payor will, to the extent not otherwise paid under any other provision of this Agreement or any other Transaction Document, promptly pay such additional amounts (including any penalties, interest or expenses) as shall be necessary in order that the net amounts received and retained by that recipient after the payment of those Taxes (including any Taxes on that additional amount) shall equal the amount that that recipient would have received had those Taxes not been asserted.

(d)	If the Purchaser fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the recipient the required receipts or other required documentary evidence, in each case, in accordance with Clause 7.3(b), the Purchaser shall indemnify the recipient for any incremental Taxes, interest, or penalties that may become payable by the recipient as a result of such failure.

(e)	In the event that:

(i)	the Purchaser pays any additional amount or amounts pursuant to Clause 7.3(b)(iv) (an “additional tax payment”); and

(ii)	the recipient of an additional tax payment reasonably determines (in its sole, good faith opinion) that, as a result of the payment of such additional tax payment or relevant deduction or withholding, it is effectively entitled to obtain and retain a refund of any Taxes or a tax credit in respect of Taxes which reduces the tax liability of that recipient (a “tax savings”), then that recipient shall, to the extent it can do so without prejudice to the amount of any other deduction, credit or relief, upon effective receipt of such tax savings, reimburse to the Purchaser such amount as that recipient shall reasonably determine (in its sole, good faith opinion) to be the proportion of the tax savings as will leave such recipient (after that reimbursement) in no better or worse position than it would have been in had the payment by the Purchaser in respect of which the foregoing additional tax payment was made not been subject to any withholding or deduction on account of Taxes.

(f)	If the Purchaser shall have received from any recipient any amount described in Clause 7.3(e) and it is subsequently determined that that recipient was not entitled to obtain or retain the amount of the tax savings claimed, then the Purchaser shall repay that amount to that recipient; provided that:

(i)	the Purchaser has received an equivalent payment from another source pursuant to the terms of one or more Transaction Documents; and

(ii)	the Purchaser shall be required to return only so much of that amount as shall leave the Purchaser in no better or worse position than it would have been in had it not previously received any reimbursement of any portion of such tax savings.

(g)	Each recipient shall have sole discretion to arrange its affairs (including its tax affairs) without regard to Clause 7.3(e) or 7.3(f) and no recipient shall be obligated to disclose any information regarding its affairs (including its tax affairs) or computations to the Purchaser.

(h)	If the Purchaser is obliged to make a payment to a recipient which is a Treaty Person, that recipient and the Purchaser shall co-operate in completing any procedural formalities necessary for the Purchaser to obtain authorisation to make that payment without having to make a deduction or withholding.

(i)	The Purchaser shall not be required to pay an additional amount or amounts under Clause 7.3(b) or 7.3(c) in respect of any Taxes if and to the extent that such Taxes would not have been payable if:

(i)	at the relevant time the recipient had been a Treaty Person, but at that time the recipient is not a Treaty Person other than as the result of any change after the date on which it became Party to any Transaction Document in (or in the interpretation, administration or application of) any Law or published practice of any taxing authority; or

(ii)	the recipient had complied with its obligations under Clause 7.3(h).

7.4	Other costs and expenses

(a)	The Purchaser agrees, upon receipt of a written invoice, to pay or cause to be paid, and to hold the Lender, the Funding Agent and the Arranger harmless against liability for the payment of, all direct and reasonable out of pocket expenses (including attorneys’, accountants’ and other third parties’ fees and expenses, any filing fees and expenses incurred by officers or employees of the Lender, the Funding Agent, or the Arranger) or intangible, documentary or recording taxes incurred by or on behalf of the Lender, the Funding Agent or the Arranger in connection with:

(i)	subject to the limits and caps as agreed between the Parties or as set out in the Mandate Letter, the preparation, negotiation, execution and delivery of this Agreement, the other Transaction Documents and any documents or instruments delivered pursuant to this Agreement and the other Transaction Documents and the transactions contemplated by this Agreement and the other Transaction Documents (including the perfection or protection of the Asset Interest);

(ii)	any amendments, waivers or consents under this Agreement and the other Transaction Documents;

(iii)	the Lender’s or the Funding Agent’s enforcement or preservation of rights (including the perfection and protection of the Asset Interest under this Agreement); and

(iv)	any audit, dispute, disagreement, litigation or preparation for litigation involving this Agreement or any of the other Transaction Documents,

(all of such amounts, collectively, “Transaction Costs”). In all cases, claims for Transaction Costs shall be itemised to indicate the basis of calculation and all claims must be supported by receipts or other appropriate evidence.

(b)	The Purchaser agrees to pay on demand all stamp and other Taxes (other than Excluded Taxes) and fees (including, interest, late payment fees and penalties) paid, payable or determined to be payable in connection with the execution, delivery, performance (including any sale of Receivables), filing and recording of this Agreement, any other Transaction Document or any other instrument, document or agreement filed or delivered in connection with this Agreement or other Transaction Documents.

7.5	Breakage costs

(a)	The Purchaser shall pay the Lender, on demand, such amount or amounts as shall compensate the Lender for any loss, cost or expense incurred by the Lender as a result of:

(i)	any Advance not being made on the date on which that Advance was to be made pursuant to Clause 2 (Advances and payments) or

(ii)	any Advance being repaid on a date other than a Settlement Date.

(b)	In the case of any amount payable as a result of Clause 7.5(a)(ii), the amount shall be:

(i)	limited to an amount equal to any loss or expense suffered by the Lender during the period from the date of receipt of such repayment to (but excluding) the next Settlement Date; and

(ii)	net of the income, if any, received by the recipient from investing the proceeds of that repayment.

(c)	The determination by the Lender of the amount of any such loss or expense shall be set out in a written notice to the Purchaser in reasonable detail and shall be conclusive, absent manifest error.

7.6	Currency indemnity

If under any applicable Law or regulation, or pursuant to a judgment or order being made or registered against the Purchaser or any Seller Party, or the liquidation of any of the Purchaser or any Seller Party or for any other reason, any payment under or in connection with this Agreement or any Transaction Document is made (including any payment pursuant to Clause 7) or fails to be satisfied, in a currency (the “payment currency”) other than the currency in which such payment is expressed to be due under or in connection with this Agreement or any Transaction Document or, in the event no currency is specified, a currency determined by the Person (in its reasonable good faith opinion) to whom such payment is owed or otherwise payable (the “contractual currency”), then, to the extent that the amount of such payment actually received by any Indemnified Party (the “payee”) when converted into the contractual currency at the rate of exchange falls short of the amount due, the Purchaser or relevant Seller Party (the “currency payor”) as a separate and independent obligation, shall indemnify and hold harmless the payee against the amount of that shortfall. For the purposes of this Clause 7.6, the term “rate of exchange” means the rate at which the payee is able, on or about the date of such payment, to purchase, in accordance with its normal practice, the contractual currency with the payment currency and shall take into account (and the currency payor shall be liable for) any premium and other costs of exchange including any taxes or duties incurred by reason of any such exchange.

8.	THE FUNDING AGENT

8.1	Appointment and authorisation of Funding Agent

(a)	The Lender irrevocably appoints, designates and authorises the Funding Agent to take such action on its behalf under the provisions of this Agreement and each other Transaction Document and to exercise such powers and perform such duties as are expressly delegated to the Funding Agent by the terms of this Agreement and any other Transaction Document, together with such other powers as are reasonably incidental thereto.

(b)	Each of the Lender, the Arranger, the Funding Agent and the Administrative Agent irrevocably appoints the Funding Agent to act as its security trustee in connection with the Security Documents. The Funding Agent shall hold the benefit of the Security Documents in trust for the Funding Agent, the Lender, the Arranger and the Administrative Agent.

(c)	Each of the Lender, the Arranger, the Funding Agent and the Administrative Agent authorises the Funding Agent to exercise the rights, powers, authorities and discretions specifically given to the Funding Agent in its capacity as security trustee under or in connection with the Transaction Documents together with any other incidental rights, powers, authorities and discretions.

(d)	Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Funding Agent shall not have any duties or responsibilities, except those expressly set out in this Agreement, nor shall the Funding Agent have, or be deemed to have, any fiduciary relationship with the Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Funding Agent.

(e)	Without limiting the generality of the foregoing sentence, the use of the term “Funding Agent” in this Agreement with reference to the Funding Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

8.2	Delegation of duties

The Funding Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Funding Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects with reasonable care.

8.3	Liability of Funding Agent

No Funding Agent Related Person shall be:

(a)	liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Transaction Document or the transactions contemplated by this Agreement or any other Transaction Document (except for its own gross negligence or wilful misconduct);

(b)	responsible in any manner to the Lender for any recital, statement, representation or warranty made by the Purchaser or any Seller Party, or any officer of the Purchaser or any Seller Party, contained in this Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Funding Agent under or in connection with, this Agreement or any other Transaction Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document, or for any failure of the Purchaser, any Seller Party or any other party to any Transaction Document to perform its obligations under this Agreement or any other Transaction Document; or

(c)	under any obligation to the Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Purchaser, any Seller Party or any of their respective Affiliates.

8.4	Reliance by Funding Agent

(a)	The Funding Agent shall be entitled to rely, and shall be fully protected in relying, upon any:

(i)	representation, writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons;

(ii)	any statement made by a director, authorised signatory or employee of any Person regarding any matters which may reasonably be assumed to be within his or her knowledge or within his or her power to verify; and

(iii)	any advice and statements of legal counsel (including counsel to the Purchaser or any Seller Party), independent accountants and other experts selected by the Funding Agent.

(b)	The Funding Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Lender as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lender against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

(c)	The Funding Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Lender and such request and any action taken or failure to act pursuant to such a request shall be binding upon the Lender.

(d)	For purposes of determining compliance with the conditions specified in Clause 3 (Conditions precedent) on the Closing Date or the date of any Advance, the Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Funding Agent to the Lender for consent, approval, acceptance or satisfaction, or required under such conditions to be consented to or approved by or acceptable or satisfactory to the Lender.

8.5	Notice of default

(a)	The Funding Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default or a Potential Event of Default or a Servicer Default, unless the Funding Agent has received written notice from the Lender, the Purchaser or the Servicer describing that Event of Default or Potential Event of Default or Servicer Default and stating that such notice is a “Notice of Event of Default” or “Notice of Potential Event of Default” or “Notice of Servicer Default”, as applicable. The Funding Agent will notify the Lender of its receipt of any such notice.

(b)	The Funding Agent shall (subject to Clause 8.4) take such action with respect to any Event of Default or Potential Event of Default or Servicer Default as may be requested by the Lender; provided that, unless and until the Funding Agent shall have received any such request, the Funding Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to that Event of Default or Potential Event of Default or Servicer Default as it shall deem advisable or in the best interest of the Lender.

8.6	Credit decision; disclosure of information by the Funding Agent

(a)	The Lender acknowledges that none of the Funding Agent Related Persons has made any representation or warranty to it, and that no act by the Funding Agent taken at a later date, including any consent to and acceptance of any assignment or review of the affairs of the Purchaser, any Seller Party or any of their respective Affiliates, shall be deemed to constitute any representation or warranty by any Funding Agent-Related Person to the Lender as to any matter, including whether the Funding Agent Related Persons have disclosed material information in their possession.

(b)	The Lender represents to the Funding Agent that it has, independently and without reliance upon any Funding Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Purchaser, each Seller Party and their respective Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated, and made its own decision to enter into this Agreement and to extend credit to the Purchaser under this Agreement.

(c)	The Lender also represents that it shall, independently and without reliance upon any Funding Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Purchaser and the Seller Parties.

(d)	Except for notices, reports and other documents expressly required in this Agreement to be furnished to the Lender by the Funding Agent, the Funding Agent shall not have any duty or responsibility to provide the Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Purchaser, any Seller Party or their respective Affiliates which may come into the possession of any of the Funding Agent Related Persons.

8.7	Funding Agent in individual capacity

(a)	The Bank of Tokyo-Mitsubishi, Ltd., London Branch, (and each successor acting as Funding Agent) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any of the Purchaser, the Servicer or Seller Party or any of their Subsidiaries or Affiliates as though The Bank of Tokyo-Mitsubishi, Ltd., London Branch, were not the Funding Agent under this Agreement and without notice to or consent of the Lender.

(b)	The Lender acknowledges that, pursuant to such activities, The Bank of Tokyo-Mitsubishi, Ltd., London Branch, and its Affiliates may receive information regarding the Purchaser, the Seller Parties and their respective Affiliates (including information that may be subject to confidentiality obligations in favour of such Person) and acknowledge that the Funding Agent shall be under no obligation to provide such information to it.

8.8	Resignation of Funding Agent

(a)	The Funding Agent may resign as Funding Agent upon 30 days’ notice to the Lender. If the Funding Agent resigns under this Agreement, the Lender shall appoint a successor Funding Agent for the Lender. If no successor Funding Agent is appointed prior to the effective date of the resignation of the Funding Agent, the Funding Agent may appoint, after consulting with the Lender, a successor Funding Agent.

(b)	Upon the acceptance of its appointment as successor Funding Agent under this Agreement, such successor Funding Agent shall succeed to all the rights, powers and duties of the retiring Funding Agent and the term “Funding Agent” shall mean such successor Funding Agent and the retiring Funding Agent’s appointment, powers and duties as Funding Agent shall be terminated. After any retiring Funding Agent’s resignation under this Agreement as Funding Agent, the provisions of this Clause 8.8 and Clause 8.3 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Funding Agent under this Agreement.

(c)	If no successor Funding Agent has accepted appointment as Funding Agent by the date which is 30 days following a retiring Funding Agent’s notice of resignation, the retiring Funding Agent’s resignation shall nevertheless become effective on that date and the Arranger shall perform all of the duties of the Funding Agent under this Agreement until such time, if any, as the Lender appoints a successor Funding Agent as provided for above. It is understood and agreed that any resignation of the Funding Agent pursuant to this Clause 8.8 shall apply to all of such Funding Agent’s rights, duties and obligations in its capacity as Funding Agent and that under no circumstances may the Funding Agent resign with respect to only a portion of such rights, duties and obligations.

8.9	Security Documents

(a)	The Funding Agent shall accept without investigation, requisition or objection whatever title any Person may have to the assets which are subject to the Security Documents and shall not:

(i)	be bound or concerned to examine or enquire into the title of any person;

(ii)	be liable for any defect or failure in the title of any person, whether that defect or failure was known to the Funding Agent or might have been discovered upon examination or enquiry and whether it is capable of remedy or not; or

(iii)	be liable for any failure on its part to give notice of the Security Documents to any third party or otherwise perfect or register the security created by the Security Documents.

(b)	Upon the appointment of any successor Funding Agent under Clause 8.8, the resigning Funding Agent shall execute and deliver such documents and do such other acts and things as may be necessary to vest in the successor Funding Agent all the rights and interests vested in the resigning Funding Agent under the Security Documents.

(c)	Each of the Arranger, the Lender and the Administrative Agent authorises the Funding Agent to hold each security created pursuant to any Security Document in its sole name as security trustee for the Funding Agent and the Lender.

8.10	Distribution of proceeds of enforcement

(a)	To the extent that the Security Documents provide for the net proceeds of any enforcement to be applied against the Secured Obligations, the Funding Agent shall apply them in payment of any amounts due but unpaid under the Transaction Documents, if applicable in the order set out in Clause 11 (Application of proceeds) of the Security Agreement. This shall override any appropriation made by the Purchaser or any other Seller Party.

(b)	The Funding Agent may, at its discretion, accumulate proceeds of enforcement in an interest bearing account in its own name.

9.	MISCELLANEOUS

9.1	Term of Agreement

(a)	This Agreement shall terminate on the Final Payout Date; provided that:

(i)	the rights and remedies of the Funding Agent, the Lender and the Arranger with respect to any representation and warranty made or deemed to be made by the Purchaser pursuant to this Agreement;

(ii)	the indemnification and payment provisions of Clause 7 (Indemnification; Expenses; related matters); and

(iii)	the agreements set out in Clauses 9.9 to 9.12, inclusive,

shall continue and survive any termination of this Agreement.

(b)	The Parties may, prior to the end of the date referred to in Paragraph (a) of the definition of Termination Date, agree to extend that date.

9.2	Waivers; amendments

(a)	No failure or delay on the part of the Funding Agent, the Lender or the Arranger in exercising any power, right or remedy under this Agreement shall operate as a waiver of such right or remedy, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise of such power, right or remedy or the exercise of any other power, right or remedy. The rights and remedies in this Agreement provided shall be cumulative and nonexclusive of any rights or remedies provided by law.

(b)	Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Purchaser and the Lender (and, if Clause 8 (The Funding Agent) or the rights or duties of the Funding Agent are affected by such amendment or waiver, by the Funding Agent).

9.3	Notices; payment information

All communications and notices provided for under this Agreement shall be provided in the manner described in Clause 1.6 (Notices; payment information) of the Schedule of Definitions.

9.4	Governing Law; submission to jurisdiction

(a)	This Agreement and the rights and obligations of the Parties shall be governed by, and construed in accordance with, English law.

(b)	Each of the Purchaser and the Lender agrees that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any dispute, which may arise out of or in connection with this Agreement, any other Transaction Document or the transactions contemplated by this Agreement or any other Transaction Document and, for such purposes, irrevocably submits to the exclusive jurisdiction of English courts.

9.5	Entire agreement

This Agreement contains the final and complete integration of all prior expressions by the Parties with respect to the subject matter of this Agreement and shall constitute the entire Agreement among the Parties with respect to the subject matter of this Agreement superseding all prior oral or written understandings.

9.6	Severability and partial invalidity

(a)	Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(b)	If a court of competent jurisdiction determines that any term or provision of this Agreement as written is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall reduce the scope, duration, or area of the term or provision, delete specific words or phrases, or replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the court’s judgment may be appealed.

9.7	Counterparts; facsimile delivery

This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery by facsimile of an executed signature page of this Agreement shall be effective as delivery of an executed counterpart of the Agreement.

9.8	Successors and assigns; binding effect

(a)	This Agreement shall be binding on the Parties and their respective successors and assigns; provided that the Purchaser may not assign any of its rights or delegate any of its duties under this Agreement or under any of the other Transaction Documents to which it is a party without the prior written consent of the Funding Agent. Except as provided in this Clause 9.8, no provision of this Agreement shall in any manner restrict the ability of the Lender to assign, participate, grant security interests in, or otherwise transfer any portion of, the Advances, Asset Interest or its other rights and interests under this Agreement and the other Transaction Documents.

(b)	Without limiting the foregoing, the Lender may, from time to time, with prior or concurrent notice to the Purchaser and the Servicer, in one transaction or a series of transactions, transfer all or a portion of the Net Advances and its rights and obligations under this Agreement and any other Transaction Documents to which it is a party to a Conduit Assignee. Upon and to the extent of such transfer by the Lender to a Conduit Assignee:

(i)	that Conduit Assignee shall be the owner of the transferred portion of the Net Advances;

(ii)	the related Arranger for such Conduit Assignee will act as the Arranger for that Conduit Assignee, with all corresponding rights and powers, express or implied, granted to the Arranger under this Agreement or under the other Transaction Documents;

(iii)	that Conduit Assignee and its liquidity support provider(s) and credit support provider(s) and other related parties shall have the benefit of all the rights and protections provided to the Lender and its Program Support Provider(s) in this Agreement and in the other Transaction Documents (including any limitation on recourse against that Conduit Assignee or related parties, any agreement not to file or join in the filing of a petition to commence an insolvency proceeding against that Conduit Assignee, and the right to transfer to another Conduit Assignee as provided in this Clause 9.8(b);

(iv)	that Conduit Assignee shall assume all (or the transferred or assumed portion) of the Lender’s obligations, if any, under this Agreement or any other Transaction Document, and the Lender shall be released from such obligations, in each case to the extent of that transfer, and the obligations of the Lender and that Conduit Assignee shall be several and not joint;

(v)	all distributions in respect of the Net Advances shall be made to the applicable Funding Agent or Arranger, as applicable, on behalf of the Lender and that Conduit Assignee on a pro rata basis according to their respective interests;

(vi)	the defined terms and other terms and provisions of this Agreement and the other Transaction Documents shall be interpreted in accordance with the foregoing; and

(vii)	if requested by the Funding Agent or Arranger with respect to the Conduit Assignee, the Parties will execute and deliver such further agreements and documents and take such other actions as the Funding Agent or Arranger may reasonably request to evidence and give effect to the foregoing.

(c)	Each of the other Parties:

(i)	agrees and consents to the transfer by the Lender from time to time of all or any part of its rights under, interest in and title to this Agreement and the Asset Interest to The Bank of Tokyo-Mitsubishi or any of its Affiliates (or any successor thereof); and

(ii)	consents to and acknowledges the collateral transfer by the Lender of all of its rights under, interest in and title to this Agreement and the Asset Interest to the Funding Agent.

9.9	Consent to disclosure

The Purchaser consents to the disclosure of any non-public information with respect to it received by the Funding Agent, the Lender or the Arranger to any other lender or potential lender, the Funding Agent, any Rating Agency, any dealer or placement agent of or depositary for any securities issued by or other Indebtedness incurred by the Lender, the Arranger, any Person supporting the financing activities of the Lender (including by providing any credit or liquidity support to the Lender) or any of such Person’s counsel or accountants; provided that that disclosure is necessary for the purpose of funding the transactions contemplated by this Agreement or any other Transaction Document.

9.10	Confidentiality

(a)	The Purchaser agrees that it will not disclose the contents of this Agreement or any other Transaction Document or any other proprietary or confidential information of or with respect to the Lender, the Funding Agent, the Arranger or any Participant except:

(i)	to its auditors and attorneys, employees or financial advisors (other than any commercial bank) and any nationally recognised statistical rating organisation, provided such auditors, attorneys, employees, financial advisors or rating agencies are informed of the highly confidential nature of such information;

(ii)	as otherwise required by applicable Law or order of a court of competent jurisdiction; or

(iii)	if the Parent, acting reasonably, determines that the Purchaser is required by, or pursuant to, The United States Exchange Act 1934 to disclose any of the same.

(b)	Subject to Clause 9.9, each of the Funding Agent, the Arranger and the Lender agrees that it will not disclose this Agreement or any other Transaction Document or the terms of such documents or any confidential information of or with respect to the Purchaser to any other Person except as otherwise required by applicable Law or order of a court of competent jurisdiction.

9.11	No bankruptcy petition

(a)	Each of the Parties covenants and agrees that, prior to the date which is one year and one day after the payment in full of all outstanding indebtedness of the Lender, it will not institute against, or join any other Person in instituting against, the Lender any proceeding of a type referred to in the definition of Event of Bankruptcy.

(b)	Each of the Parties covenants and agrees that, prior to the date which is two years and one day after the Final Payout Date, it will not institute against, or join any other Person in instituting against, the Purchaser any proceeding of a type referred to in the definition of Event of Bankruptcy.

9.12	No recourse

(a)	Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Lender under this Agreement and all other Transaction Documents to which it is a party are solely the corporate obligations of the Lender and shall be payable solely to the extent of funds received from:

(i)	the Purchaser in accordance with this Agreement; or

(ii)	any other party to any Transaction Document in accordance with the terms of such Transaction Document, in each case in excess of funds necessary to pay the outstanding rated indebtedness of the Lender.

(b)	Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Purchaser under this Agreement and all other Transaction Documents to which it is a party are solely the corporate obligations of the Purchaser and shall be payable solely to the extent of funds received by the Purchaser and available for application thereto in accordance with the terms of the Servicing Agreement and the other Transaction Documents.

9.13	Contracts (Rights of Third Parties) Act (1999)

A Person who is not a Party has no right under the Contracts (Rights of Third Parties) Act (1999) to enforce any term of this Agreement; but this does not affect any right or remedy of that Person which exists or is available apart from that Act.

EXECUTION:

The Parties have shown their acceptance of the terms of this Agreement by executing it at the end of the Schedules.

SCHEDULE 1

FACILITY AMOUNT

SCHEDULE 2

FORM OF BORROWING REQUEST

SCHEDULE 3

LOCATION OF CERTAIN OFFICES OF THE PURCHASER

SCHEDULE 4

FORM OF NOTICE OF INTEREST

EXECUTION of Receivables Funding Agreement:

The Purchaser

SIGNED by SFM Directors Limited, acting by James Macdonald, a duly authorised director, duly authorised for and on behalf of UK RELOCATION RECEIVABLES FUNDING LIMITED	) ) /s/ James Macdonald ) ) )

The Lender

SIGNED by ALBION CAPITAL CORPORATION S.A. acting by two Directors	) /s/ A. Kamarowsky ) /s/ F. Cannizzaro dl Belmontino )

The Funding Agent and Arranger

SIGNED by THE BANK OF TOKYO- MITSUBISHI, LTD., LONDON BRANCH acting by its Authorised Signatory	) ) /s/ Chris O’Hara ) )